                                                                 Exhibit 99.4(B)

                        TIAA-CREF LIFE INSURANCE COMPANY
                   730 THIRD AVENUE, NEW YORK, N.Y. 10017-3206
                            TELEPHONE: [800-223-1200]

                        LIFETIME VARIABLE SELECT CONTRACT

      Contract Number   [0-800135-6]        Owner        [John J. Jones]
      Date of Issue     [10   01 2003]      Annuitant    [Jane J. Doe]
                         mo  day  yr

This is a contract between you, the owner of this contract, and TIAA-CREF Life Insurance Company ("TIAA-CREF Life," "we," "us"). This page refers briefly to some of the features of this contract. The next pages set forth in detail the rights and obligations of both TIAA-CREF Life and you under the contract.

                   PLEASE READ YOUR CONTRACT. IT IS IMPORTANT.

                               GENERAL DESCRIPTION

This is a flexible premium deferred annuity contract. The value of your contract is your contract accumulation, which is the sum of your investment account accumulations. ACCUMULATIONS ARE VARIABLE, ARE NOT GUARANTEED, AND MAY INCREASE OR DECREASE DEPENDING ON THE INVESTMENT RESULTS OF THE FUNDS UNDERLYING THE INVESTMENT ACCOUNTS.

You may withdraw all or part of your contract accumulation on or before the day income benefits begin.

You may elect to receive an income benefit based on the life of the annuitant, who may be you or another person. THE DOLLAR AMOUNT OF EACH ANNUITY BENEFIT PAYMENT MAY INCREASE OR DECREASE DEPENDING ON THE INVESTMENT RESULTS OF THE FUNDS UNDERLYING THE INVESTMENT ACCOUNTS. Initial payments are calculated using an assumed net annual investment return of 4% and are then revalued periodically. Upon revaluation, if the adjusted net annualized rate of investment return exceeds 4% for the period of time since the last revaluation, the amount payable per annuity unit will increase. If it is less than 4%, the amount payable per annuity unit will decrease.

The separate account charge will reduce the net annual investment return. The separate account charge will never exceed 1.2% per year of an investment account's average net assets.

If you or the annuitant dies before the income benefit begins, we will pay a death benefit.

This contract does not provide for loans.

30 DAY RIGHT TO EXAMINE YOUR CONTRACT. You have 30 days from the day you receive this contract to examine and cancel it. If you decide to cancel this contract, send it and your request to cancel to TIAA-CREF Life at the address above. Upon receipt of such request, we will refund the contract accumulation as of the date you mailed or delivered your request to us, plus premium taxes (if any) deducted from premiums paid. As of that date, the contract will then be void and no benefits will be provided under it.

If you have any questions about your contract or need help to resolve a problem, you can contact us at the address or telephone number above.

                                            /s/ Bertram L. Scott
                                            President

                 NONQUALIFIED FLEXIBLE PREMIUM DEFERRED ANNUITY
                   VARIABLE ACCUMULATIONS AND INCOME BENEFITS
                                NONPARTICIPATING


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                     INDEX OF IMPORTANT TERMS AND PROVISIONS

                                                     Section
                                                     -------
Accumulation .....................................    27-34
Accumulation Unit ................................       29
    Number of ....................................       34
Annuitant ........................................        1
Annuity Starting Date ............................        2
Annuity Unit .....................................    36-37
    Definition ...................................        3
Assignment .......................................       65
Beneficiary ......................................        4
Benefits Based on Incorrect Age ..................       71
Business Day .....................................        5
Claims of Creditors ..............................       66
Commuted Value ...................................        6
Contract .........................................    22-23
Contract Year ....................................        7
Correspondence with Us ...........................       75
Death Benefit ....................................    42-46
    Definition ...................................        8
    Naming Your Beneficiary ......................        4
    Payee ........................................        9
Distributions Required on Death of Owner .........       41
Dollar Cost Averaging ............................       51
Elections and Changes - Procedure ................       67
Fund .............................................       10
    Change .......................................       62
Gross Investment Factor ..........................       31
Income Benefit ...................................    35-41
    Definition ...................................       11
Income Change Method .............................       38
    Definition ...................................       12
    Switching ....................................    57-59
    Addition or Deletion .........................       61
Income Options ...................................       40
Investment Account ...............................       13
    Addition or Deletion .........................       61
    Change or Substitution of Funds ..............       62
Investment Company Act of 1940 ...................       69
Laws and Regulations - Compliance with ...........       73
Loans - Not available ............................       64
Maintenance Charge ...............................       33
Net Investment Factor ............................       30
Owner ............................................       14
Payment to an Estate, Trustee, etc ...............       68
Premiums .........................................    24-26
Proof of Survival ................................       72
Rate Schedule ....................................    76-79
    Definition ...................................       15
Report of Accumulation ...........................       63
Right to Amend ...................................       74
Right to Examine Period ..........................       16
Second Annuitant .................................       17
Separate Account .................................       18
    Charge .......................................       32
    Insulation of ................................       60
Service of Process upon TIAA-CREF Life ...........       70
Transfer .........................................       19
    Accumulations ................................    47-48
    Annuity Income ...............................    52-56
Unit-Annuity .....................................       20
    Addition or Deletion .........................       61
Valuation Day ....................................       21
Withdrawal .......................................    47-48
    Systematic ...................................    49-50


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TCL-LVS1                                                                  Page 2
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                         PART A: OWNER / ANNUITANT DATA

                  Contract Number   Date of Issue      Annuity Starting Date
                  ---------------   -------------      ---------------------
                  [ 0-800135-6      10  01   2003        12  01    2018     ]
                                    mo  day   yr         mo  day    yr

                  Name              Date of Birth      Social Security Number
                  ----              -------------      ----------------------
      Owner       [John J. Jones    12  20   1952         111-11-1111       ]
      Annuitant   [Jane J. Doe      11  15   1950         ###-##-####       ]
                                    mo  day   yr

This contract was made and delivered in the State of New York. The validity and effect of the contract are governed by the laws there in force.

The separate account charge is at the effective annual rate of 1.2% per year of an investment account's average net assets. We may choose to waive a portion of the separate account charge.

The maintenance charge is shown in section 78. The per-transfer charge is shown in section 79.


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TCL-LVS1                                                                  Page 3
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The following investment accounts are available as of the date of issue:

[ STOCK INDEX ACCOUNT: This account holds shares in the Stock Index Fund of the TIAA-CREF Life Funds, which seeks a favorable long-term rate of return from a diversified portfolio selected to track the overall market for common stocks publicly traded in the U.S., as represented by a broad stock market index.

      GROWTH EQUITY ACCOUNT: This account holds shares in the Growth Equity Fund of the TIAA-CREF Life Funds, which seeks a favorable long-term return, mainly through capital appreciation, primarily from equity securities that present the opportunity for growth.

      GROWTH & INCOME ACCOUNT: This account holds shares in the Growth & Income Fund of the TIAA-CREF Life Funds, which seeks a favorable long-term return through capital appreciation and investment income primarily from income-producing equity securities.

      INTERNATIONAL EQUITY ACCOUNT: This account holds shares in the International Equity Fund of the TIAA-CREF Life Funds, which seeks favorable long-term returns, mainly through capital appreciation primarily from equity securities of foreign issuers.

      SOCIAL CHOICE EQUITY ACCOUNT: This account holds shares in the Social Choice Equity Fund of the TIAA-CREF Life Funds, which seeks a favorable long-term rate of return that tracks the investment performance of the U.S. stock market while giving special consideration to certain social criteria.

      LARGE-CAP VALUE ACCOUNT: This account holds shares in the Large-Cap Value Fund of the TIAA-CREF Life Funds, which seeks a favorable long-term total return, mainly through capital appreciation, primarily from equity securities of large domestic companies that appear undervalued by the market, based on our evaluation of their potential worth.

      SMALL-CAP EQUITY ACCOUNT: This account holds shares in the Small-Cap Equity Fund of the TIAA-CREF Life Funds, which seeks a favorable long-term total return, mainly through capital appreciation, primarily from equity securities of smaller domestic companies.

      REAL ESTATE SECURITIES ACCOUNT: This account holds shares in the Real Estate Securities Fund of the TIAA-CREF Life Funds, which seeks a favorable long-term total return through both capital appreciation and current income, by investing in equity and fixed-income securities of companies principally engaged in or related to the real estate industry.

      BOND ACCOUNT: This account holds shares in the Intermediate Bond Fund of the TIAA-CREF Life Funds, which seeks a favorable long-term total return through income as is consistent with preserving capital, primarily from investment grade fixed-income securities.

      MONEY MARKET ACCOUNT: This account holds shares in the Money Market Fund of the TIAA-CREF Life Funds, which seeks high current income consistent with maintaining liquidity and preserving capital by investing primarily in high quality short-term money market investments. ]


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TCL-LVS1                                                                  Page 4
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                       PART B: TERMS USED IN THIS CONTRACT

1. The ANNUITANT is the natural person whose life is used in determining the income benefit to be paid. The annuitant is named on page 3 of this contract, and may not be changed, except as provided in section 42.

2. The ANNUITY STARTING DATE is the date on which you begin to receive income benefits. Your scheduled annuity starting date is shown on page 3. You may change your annuity starting date as explained in section 39.

3. ANNUITY UNITS. The annuity unit is the basic unit of payment for a unit-annuity from an investment account. There is a separate and distinct unit value for each available combination of income change method and investment account. The values of annuity units change from time to time to reflect the investment experience of the investment accounts. The actual mortality and expense experience of the investment accounts will not reduce the amount payable per annuity unit.

4. BENEFICIARY. Beneficiaries are persons you name, in a form satisfactory to us, to:

      A) receive the death benefit as death benefit payees if you die before the annuity starting date while the annuitant is alive; or

      B) become the owner, and receive any benefits due as owner, if you die on or after the annuity starting date.

      At any time you may name, change, add or delete beneficiaries, by written notice to us, as explained in section 67.

      CLASSES OF BENEFICIARIES. You can name two "classes" of beneficiaries, primary and contingent. These classes set the priority of payment or ownership. If any primary beneficiary is alive at the time of your death, the primary beneficiary(ies) will receive the death benefit or become the owner(s). If no primary beneficiary survives you, your "beneficiaries" are the surviving contingent beneficiary or beneficiaries you named. If a class contains more than one person, the then-living persons in the class will receive the death benefit or become owners in equal shares, unless you provide otherwise. For example, if you die before the annuity starting date, and you named your spouse as primary beneficiary and "children" as contingent beneficiaries, your spouse would receive the death benefit or become owner if he or she survived you. But if your spouse did not survive you, then your surviving children would receive the death benefit or become owners in equal shares. The share of any named beneficiary in a class who does not survive will be allocated in equal shares to the beneficiaries in such class who do survive, even if you've provided for these beneficiaries to receive unequal shares.

      NO LIVING BENEFICIARIES. If you die before the annuity starting date and if you named your estate as beneficiary, or none of the beneficiaries you named is alive at the time of your death, or you never named a beneficiary, the death benefit will be paid to your estate in one sum.

      If you die on or after the annuity starting date and if none of the beneficiaries you named is alive at the time of your death, or you never named a beneficiary, the annuitant will become the owner. If the annuitant is not alive, the second annuitant (if any) will become the owner. If no beneficiary or annuitant is alive, the commuted value of any income benefit remaining due will be paid to your estate in one sum.

      PAYMENTS AFTER THE DEATH OF A BENEFICIARY. Any periodic payments or other amounts remaining due after the death of your beneficiary during a guaranteed or fixed period will be paid to the person named by you or your beneficiary to receive them, by written notice to us, as explained in section 67. The commuted


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TCL-LVS1                                                                  Page 5
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value of these payments may be paid in one sum unless we are directed otherwise.

      If no one has been named to receive these payments, or if no one so named is living at the death of your beneficiary, the commuted value will be paid in one sum to your beneficiary"s estate.

      If a person receiving these payments dies before the end of the guaranteed or fixed period, the commuted value of any payments still due that person will be paid to any other person named to receive it. If no one has been so named, the commuted value will be paid to the estate of the last person who was receiving these payments.

5. A BUSINESS DAY is any day that the New York Stock Exchange is open for trading. A business day ends at 4:00 p.m. Eastern time, or when trading closes on the New York Stock Exchange, if earlier.

6. The COMMUTED VALUE of an annuity is an amount paid in a lump sum instead of in a series of payments. The commuted value is available as an option to you if you have chosen the Fixed-Period Annuity, or as described in section 4. The effective date of the calculation of the commuted value is the business day in which we receive the request for a commuted value, in a form acceptable to us.

      The commuted value of a unit-annuity is the present value of the unit-annuity payments, based on interest at the effective annual rate of 4%. The dollar values used for the unit-annuity payments in the calculation are those that would be paid if periodic payments were to continue and the annuity unit value, under each income change method, on each future payment valuation date were to equal the annuity unit value as of the effective date of the calculation.

7. A CONTRACT YEAR begins on the date of issue or an anniversary of the date of issue, and ends on the day prior to the following anniversary of the date of issue.

8. The DEATH BENEFIT is payable if you or the annuitant dies before the annuity starting date, as described in Part F.

9. DEATH BENEFIT PAYEE. If you die, your beneficiary will be the death benefit payee. If the annuitant dies and you are not the annuitant, you will be the death benefit payee. Where the owner and the annuitant have died and there is not sufficient evidence that they have died other than simultaneously, then the beneficiary is the death benefit payee, unless you have provided otherwise.

10. A FUND is a mutual fund or a separate series of a mutual fund registered under the Investment Company Act of 1940, as amended, as an open-end management investment company. Each fund consists of a portfolio of assets managed with a specific investment objective.

11. The INCOME BENEFIT is the periodic amount payable under one of the options set forth in Part E. The first payment will be payable as of the annuity starting date.

12. The INCOME CHANGE METHOD determines how frequently unit-annuity payments are revalued. The income change methods are described in section 38.

13. An INVESTMENT ACCOUNT is a subaccount of the separate account that holds shares of a fund or funds that are managed with a specified investment objective. The investment accounts available as of the date of issue are listed on page 4. We may add, combine, or delete investment accounts as described in section 61.

14. You are the OWNER. During your lifetime, you may, subject to the rights of any assignee and to the


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TCL-LVS1                                                                  Page 6
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extent permitted by law, exercise every right given by this contract without the consent of any other person. The owner may be changed as explained in section
67. The name of the owner as of the date of issue is shown on page 3.

15. The RATE SCHEDULE sets forth the basis for computing the benefits available under your contract. The rate schedule is in Part J.

16. RIGHT TO EXAMINE PERIOD. You may cancel your contract during the period described on page 1.

17. You name a SECOND ANNUITANT if you choose an income benefit under a two-life annuity option, as explained in section 40. Under a two-life annuity option the lives of the annuitant and the second annuitant are used in determining the income benefit.

18. SEPARATE ACCOUNT. All premiums and transfers credited to an investment account are part of the separate account. The separate account is designated as "TIAA-CREF Life VA-1" and was established by us in accordance with New York law to provide benefits from this contract and other similar contracts. The assets and liabilities of separate account TIAA-CREF Life VA-1 are segregated from the assets and liabilities of the general account and from the assets and liabilities of any other TIAA-CREF Life separate account.

19. You may TRANSFER some or all of your contract accumulation among the available accounts. The provisions concerning transfers of accumulations, including restrictions, are set forth in Part G. You may also transfer future annuity income among the available accounts after the annuity starting date. The provisions concerning transfers of annuity income, including restrictions, are set forth in Part H.

20. UNIT-ANNUITY. The investment accounts provide income through a unit-annuity, which is a series of payments based on a specified number of annuity units payable at a stated frequency. The amount of each payment is equal to the then-current value of one annuity unit multiplied by the number of annuity units payable. The value of each annuity unit will change either once each year or once each month according to the income change method you select for that annuity unit. We can delete or stop offering unit-annuities payable from any investment account as described in section 61.

21. A VALUATION DAY is any business day, as well as the last calendar day of each month.

                          PART C: CONTRACT AND PREMIUMS

22. THE CONTRACT. This document and the attached application are the entire contract between you and TIAA-CREF Life. We have issued it in return for your completed application and the first premium. Any endorsement to or amendment of this contract or waiver of any of its provisions will be valid only if in writing and signed by an executive officer or a registrar of TIAA-CREF Life. All benefits are payable at our home office in New York, NY. This contract is incontestable.

23. PROTECTION AGAINST CONTRACT TERMINATION OR FORFEITURE. While your contract accumulation is at least $1,000, your rights under the contract will remain in force after the first premium has been paid. No additional premiums are required. If your accumulation is less than $1,000, we may pay you your contract accumulation and terminate this contract.


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TCL-LVS1                                                                  Page 7
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24. PREMIUMS. Premiums for this contract may be paid until the annuity starting date and in any amount not less than $50. We may limit the amount of premiums to your contract to $1,000,000 in any calendar year.

      Your initial premium will be credited to your contract within two business days of the business day on which it is received by us at the location that we will designate. Each subsequent premium will be credited to your contract as of the business day on which it is received by us at the location that we will designate.

25. ALLOCATION OF PREMIUMS. You may change your allocation for future premiums at any time. Your premiums are allocated among the available investment accounts according to the most recent valid instructions we have received from you in a form acceptable to us. The investment accounts available as of the date of issue are shown on page 4. Premiums allocated to an investment account purchase accumulation units in that account.

26. PREMIUM TAXES. State and local government premium tax, if applicable, will be deducted from your contract accumulation when incurred by us. We may deduct these taxes when the premium is received by us or when annuity income or death benefit payments commence. If no amount for premium tax was deducted, but premium tax is later determined to be due, we will reduce your contract accumulation by the amount of tax that is determined by us to be due.

                              PART D: ACCUMULATIONS

27. An INVESTMENT ACCOUNT ACCUMULATION is the value of your share of an investment account, and is equal to the number of your accumulation units multiplied by the value of one accumulation unit in that investment account. Investment account accumulations are variable and are not guaranteed, and you bear the investment risk. Investment account accumulations may increase or decrease depending on the investment results of the funds underlying the investment accounts.

28. Your CONTRACT ACCUMULATION is equal to the sum of your investment account accumulations. Once your contract accumulation has been applied to begin payment of an income benefit, we will have fulfilled all obligations concerning your contract accumulation.

29. ACCUMULATION UNIT. Each investment account maintains a separate accumulation unit. The value of each investment account's accumulation unit is calculated at the end of each valuation day. The value of an investment account's accumulation unit is equal to the prior valuation day's value multiplied by the account's net investment factor.

30. An investment account's NET INVESTMENT FACTOR equals its gross investment factor minus the separate account charge incurred since the previous valuation day.

31. An investment account's GROSS INVESTMENT FACTOR equals A divided by B, as follows:

      A  equals  i.   the net asset value of the shares in the funds
                      held by the account as of the end of the valuation day,
                      excluding the net effect of contract owners' transactions
                      (i.e., premiums received, benefits paid, and transfers to
                      and from the account) made during that day; plus

                 ii. investment income and capital gains distributed to the account; less

                 iii. any amount paid and/or reserved for tax liability
                      resulting from the operation of the account since the previous valuation day.


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TCL-LVS1                                                                  Page 8
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
      B  equals  the value of the shares in the funds held by the account as of the end of the prior valuation day, including the net effect of contract owners' transactions made during the prior valuation day.

32. SEPARATE ACCOUNT CHARGE. A separate account charge is assessed for mortality and expense risk and administration. The separate account charge is guaranteed not to exceed an effective annual rate of 1.2% of an investment account's average net assets.

33. MAINTENANCE CHARGE. A maintenance charge is assessed on each anniversary of the date of issue, and upon withdrawal of the entire contract accumulation. The charge will not be assessed if the contract accumulation is at least $25,000. The amount of the maintenance charge is shown in section 78. If your Money Market Account accumulation is greater than the amount of the maintenance charge, the charge will be deducted from your Money Market Account accumulation. Otherwise, the charge will be allocated among the investment accounts in proportion to each investment account accumulation.

34. NUMBER OF ACCUMULATION UNITS. The number of your accumulation units in an investment account under your contract will be increased by:

      A)    any premiums you allocate to that account; and

      B)    any transfers you make to that account;

and will be decreased by:

      C) any deductions of premium taxes incurred by us for your investment account accumulation; and

      D) any withdrawals you make from your accumulation in that investment account; and

      E)    any transfers you make from that account to another account; and

      F)    any maintenance charges that have been deducted from that account;
            and

      G)    any per-transfer charges that have been deducted from that account.

      The increase or decrease in the number of your accumulation units on any valuation day is equal to the net dollar value of all transactions divided by the value of the investment account's accumulation unit as of the end of the valuation day.

                             PART E: INCOME BENEFIT

35. PAYMENT OF THE INCOME BENEFIT. Your contract accumulation can be used to provide you with income benefits. Income benefits are variable and may increase or decrease depending on the investment results of the underlying funds.

      If you die while any income benefit payments remain due, the beneficiary will become the owner. The beneficiary will then receive the income benefit and may name or change beneficiaries as described in section 4.

36. ANNUITY UNIT VALUES. Separate annuity unit values are maintained for annuity units payable from each investment account under each income change method. The values are calculated as of each valuation day.

      Annuity unit values for an income change method are determined by multiplying each account's annuity unit value at the end of the previous valuation day by that account's net investment factor for the valuation period, and dividing the result by the value of $1.00 accumulated with interest over the valuation period at an effective annual rate of 4%. The resulting value is then adjusted to reflect that annuity income amounts are redetermined only on the payment valuation date for that income change method. The purpose


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TCL-LVS1                                                                  Page 9
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of the adjustment is to equitably apportion assets of each account among annuitants who receive annuity income for the entire period between two payment valuation dates for an income change method, and those who start or stop receiving annuity income under that income change method between the two dates.

37. The NUMBER OF ANNUITY UNITS payable under each income change method from each investment account will be determined as of your annuity starting date, by:

      A)    the value of your accumulation units in that investment account;

      B)    the rates specified in the rate schedule;

      C)    the income option you choose;

      D)    if you choose a one-life annuity, the annuitant's age;

      E) if you choose a two-life annuity, the annuitant's age and the second annuitant's age; and

      F) for the income change method selected, that investment account's annuity unit value.

      The number of annuity units obtained as a result of converting accumulation units to annuity units payable from an investment account under an income change method, is A divided by B, as follows:

      A. The value of the accumulation units being converted into annuity units as of the annuity starting date.

      B.    The product of (i) multiplied by (ii) as follows:

            (i) the present value of an annuity due of $1 per month payable for as long as such annuity units are payable calculated based on interest and mortality as stated in the rate schedule.

            (ii) the investment account's annuity unit value for the income change method as of the annuity starting date.

38. INCOME CHANGE METHODS. Unit-annuity payments are determined under one of two income change methods. Under the annual income change method, the amount of each unit-annuity payment is revalued each year. Currently, the payment changes on May 1, using the annuity unit value as of the payment valuation date for the annual income change method, which is the prior March 31. We reserve the right to modify the date the payment changes and the associated payment valuation date.

      Under the monthly income change method, the amount of each unit-annuity payment is revalued each month. The payment amount is determined using the annuity unit value as of the payment valuation date for the monthly income change method in the prior month. Currently, the payment valuation date for the monthly income change method is the twentieth day of a month (or if the twentieth is not a business day, the prior business day) for unit-annuity payments due on the first day of the following month. We reserve the right to modify the payment valuation date for the monthly income change method.

      We can delete or stop offering either the annual or the monthly income change method in any investment account, as described in section 61.

39. STARTING THE INCOME BENEFIT. Payment of your income benefit will begin as of the annuity starting date you have chosen, if you and the annuitant are then living and:

      A)    you have chosen one of the income options set forth in section 40;
            and

      B)    you have chosen one of the income change methods set forth in section 38; and

      C) if you choose a one-life annuity, we have received due proof of the annuitant's age; and

      D) if you choose a two-life annuity, we have received due proof of the annuitant's age and the second annuitant's age.


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TCL-LVS1                                                                 Page 10
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      If the requirements of this section have not been completed by the annuity starting date you have chosen, the annuity starting date will be deferred to the first of the month after these requirements have been completed. You may change the annuity starting date at any time on or before the day the income benefit begins, by written notice to us, as explained in section 67. You may change the annuity starting date to the first of any month following the date of the change, but not to a month:

      A)    earlier than fourteen months after the date of issue shown on page
            3; or

      B)    later than the annuitant's ninetieth birthday.

      If you have not chosen an annuity starting date prior to the first of the month in which the annuitant turns age 90, you will be deemed to have chosen that date.

40. INCOME OPTIONS are the ways in which you may have the income benefit paid. Any time before the annuity starting date you may choose one of the options listed below. Any choice or change of such choice must be made by written notice to us as explained in section 67. You may change your choice at any time before payments begin, but once they have begun no change can be made.

      The following are the income options from which you may choose. Each is payable from any of the investment accounts unless we delete or stop providing unit-annuities from any accounts as described in section 61. In addition to providing an income during the lifetime of the annuitant or for a fixed period, some options provide that payments will continue for the lifetime of a second annuitant, and some provide that payments will continue in any event during a guaranteed period as explained below. The income options are described as monthly payments, but you may choose quarterly, semiannual or annual payments. Once payments have begun, the frequency cannot be changed. You may not elect an option that would not be treated as an annuity under federal tax law. The periodic amount paid depends on which of these options you choose:

      ONE-LIFE ANNUITY. A payment will be made to you each month for as long as the annuitant is alive. You may include a guaranteed period of 10, 15 or 20 years. If you do not include a guaranteed period, all payments will cease at the annuitant's death. If you include a guaranteed period and the annuitant dies before the end of that period, monthly payments will continue until the end of that period and then cease.

      TWO-LIFE ANNUITY. A payment will be made to you each month for as long as either the annuitant or the second annuitant is alive. You cannot change your choice of second annuitant after payments begin. You may include a guaranteed period of 10, 15 or 20 years. If you do not include a guaranteed period, all payments will cease after both annuitants have died. You may choose from among the following forms of two-life annuity.

            FULL BENEFIT WHILE EITHER THE ANNUITANT OR THE SECOND ANNUITANT IS ALIVE. The full number of annuity units to be paid while both the annuitant and the second annuitant are alive will continue to be paid until both have died. If you include a guaranteed period and the annuitant and the second annuitant both die before the end of the period chosen, the full number of annuity units that would have been paid if both had lived will continue to be paid until the end of that period and then cease.

            TWO-THIRDS BENEFIT AFTER THE DEATH OF EITHER THE ANNUITANT OR THE SECOND ANNUITANT. At the death of either the annuitant or the second annuitant, two-thirds of the number of annuity units that would have been paid if both had lived will continue to be paid until both have died. If you include a guaranteed period and the annuitant and the second annuitant both die before the end of the period chosen, two-thirds of the number of annuity units that would have been paid if both had lived will continue to be paid until the end of that period and then cease.


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            HALF BENEFIT AFTER THE DEATH OF THE ANNUITANT. The full number of annuity units will continue to be paid as long as the annuitant is alive. If the second annuitant survives the annuitant, one-half of the number of annuity units that would have been paid if the annuitant had lived will continue to be paid until both have died. If you include a guaranteed period and the annuitant and the second annuitant both die before the end of the period chosen, one-half of the number of annuity units that would have been paid if both had lived will continue to be paid until the end of that period and then cease.

      FIXED-PERIOD ANNUITY. A payment will be made each month for a fixed period you choose that is not less than 2 nor more than 30 years. At the end of the period chosen no further payments will be made. If the annuitant dies before the end of the period chosen, the monthly payments will continue to the end of that period and then cease.

      AUTOMATIC ELECTION PROVISION. If, on the annuity starting date determined in accordance with section 39, you have not chosen one of the income options described in the contract, you will be deemed to have chosen a one-life annuity. If allowed under federal tax law, a 10-year guaranteed period will be included. The initial allocation of payments among the investment accounts will be in the same proportion as each investment account accumulation to the contract accumulation. Income benefits from the investment accounts will be determined under the annual income change method.

41. DISTRIBUTION REQUIREMENTS UPON THE DEATH OF THE OWNER. If you die on or after the annuity starting date, any income benefit remaining due must be distributed at least as rapidly as under the income option on which income benefit payments were being made as of the date of death.

                              PART F: DEATH BENEFIT

42. AVAILABILITY OF THE DEATH BENEFIT. If you or the annuitant dies before the annuity starting date, the death benefit will become available to the death benefit payee. If you die and your spouse is the sole death benefit payee, he or she may choose to become the owner and continue the contract, or instead choose to be paid the death benefit. If your spouse does not make a choice within 60 days of the date we receive due proof of death, he or she will automatically become the owner of the contract as of the date of your death. If you were also the annuitant, your spouse, upon becoming the owner, will also become the annuitant.

43. The DEATH BENEFIT PAYABLE DATE is the date we authorize payment of the death benefit, which is the date we receive due proof of death of you or the annuitant and all information required to be furnished for payment of the death benefit.

44. The AMOUNT OF THE DEATH BENEFIT is your accumulation as of the death benefit payable date, including any amount added in accordance with section 45.

45. GUARANTEED MINIMUM DEATH BENEFIT. As of the date we receive due proof of death of you or the annuitant, the excess of the guaranteed minimum death benefit over your contract accumulation will be added to your Money Market Account accumulation.

The guaranteed minimum death benefit as of any valuation day is equal to the sum of all premiums credited less the adjusted sum of any withdrawals made.

The adjusted sum of withdrawals is the sum of the products of each withdrawal multiplied by the greater of 1 and the ratio of A to B, where:


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TCL-LVS1                                                                 Page 12
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      A     is the value of the guaranteed minimum death benefit on the valuation day preceding the withdrawal, and

      B is the contract accumulation on the valuation day of the withdrawal, excluding the effect of any transactions on that day.

Multiple withdrawals made on any single day will be aggregated for the purpose of this calculation.

46.   METHOD OF PAYMENT.  We will pay the death benefit in one sum.

                PART G: WITHDRAWAL AND TRANSFER OF ACCUMULATIONS

47. AVAILABILITY. After the end of the right to examine period, and on or before the day your income benefits begin, you may withdraw or transfer accumulations from any account under your contract. Withdrawals from an account's accumulation must be at least $1,000 or the entire account accumulation. If a withdrawal would cause the contract accumulation to fall below $1,000, the amount of the withdrawal will be changed to the entire contract accumulation. Transfers must be at least $250 or the entire account accumulation.

      Transfers from the International Equity Account to any other account are limited to two transfers in any 90-day period. After we have given you three months' written notice, we may further limit transfers from any account to no more than one transfer in any 90-day period. But, if we notified you upon delivery of the contract of a transfer limitation, then we are not required to provide you with the three months' notice, and you purchase the contract subject to the limitation. We reserve the right to assess a per-transfer charge after the first 24 transfers you make in any contract year, as shown in section 79.

      Any withdrawal request must be made by written notice to us as explained in section 67. If your entire contract accumulation is withdrawn, all obligations of TIAA-CREF Life to you under the contract are fulfilled. Any request to transfer accumulations must be in a form acceptable to us.

48. EFFECTIVE DATE OF A WITHDRAWAL OR TRANSFER. A withdrawal payment or transfer will be effective, and all values determined as of the end of the business day in which we receive your request in a form acceptable to us, unless you choose to defer the effective date to a future day acceptable to us. A request for a withdrawal or transfer cannot be revoked after its effective date.

      Payment of a withdrawal or transfer may be delayed to the extent permitted or required under the federal Investment Company Act of 1940, or any other applicable federal or state law.

49. SYSTEMATIC WITHDRAWALS. If your contract accumulation is at least $10,000, you may have withdrawals made from one or more of the investment accounts under your contract (the source accounts) on a systematic basis. Systematic withdrawals may be scheduled to be made monthly, quarterly, semi-annually or annually, from the first to the twenty-eighth day of the month. If the scheduled date of a systematic withdrawal is not a business day, the withdrawal will be paid on the next business day. However, if the next business day is in the following calendar month, the withdrawal will be made on the prior business day.

      The starting date of a series of systematic withdrawals must be at least seven days after we receive all required forms. Systematic withdrawals will continue until the earliest of the following: the specified number of withdrawals have been made, or the date you tell us to stop, or your accumulation in any source account is insufficient, or any withdrawal would cause your contract accumulation to fall below $1,000, or your death, or the annuitant's death. You may not have more than one series of systematic withdrawals in effect at any one time.

      A periodic withdrawal amount must be specified either in dollars, or percentage of accumulation, or numbers of accumulation units. The initial periodic withdrawal amount must be at least $100.

      We reserve the right to suspend the availability of systematic withdrawals to you while you own any


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other nonqualified deferred annuities that were issued by us during the calendar year in which your contract was issued, and that have a contract accumulation greater than zero.

      Changes in a series of systematic withdrawals must be made as described in section 67 and must comply with all restrictions described in this section.

      Systematic withdrawals are subject to all provisions applicable to withdrawals, except as otherwise provided in this section. We reserve the right to restrict the availability of systematic withdrawals from any new accounts that are added to your contract after the issue date of this contract. We reserve the right to suspend future systematic withdrawals with ninety days' written notice to you.

50. SYSTEMATIC WITHDRAWALS TO PAY FINANCIAL ADVISOR FEES. You may authorize a series of systematic withdrawals to pay the fees of a financial advisor. Such systematic withdrawals are subject to all provisions applicable to systematic withdrawals, except as otherwise described in this section.

      One series of systematic withdrawals to pay financial advisor fees may be in effect at the same time that one other series of systematic withdrawals is also in effect. Systematic withdrawals to pay financial advisor fees must be scheduled to be made quarterly only, on the first business day of each calendar quarter. The amount withdrawn from each account must be specified in dollars or percentage of accumulation, and will be in proportion to the accumulations in each account at the end of the business day prior to the withdrawal. The financial advisor may request that we stop making withdrawals.

      We reserve the right to determine the eligibility of financial advisors for this type of fee reimbursement.

51. DOLLAR COST AVERAGING (DCA). In addition to the availability of transfers of accumulations, if your contract accumulation is at least $10,000, you may enroll in dollar cost averaging. Dollar cost averaging allows you to make a series of transfers from one or more of the investment accounts under your contract (the source accounts) to one or more other accounts (the target accounts). An account may not be both a source account and a target account. Such transfers may be scheduled to be made monthly, quarterly, semi-annually or annually, from the first to the twenty-eighth day of the month. If the scheduled date of a DCA transfer is not a business day, the transfer will be made on the next business day. However, if the next business day is in the following calendar month, the transfer will be made on the prior business day.

      The starting date of a DCA series must be at least seven days after we receive all required forms, and may not be during the right to examine period. DCA transfers will continue until the earliest of the following: the specified number of transfers have been made, or the date you tell us to stop, or your accumulation in any source account is depleted, or your death, or the annuitant's death. You may not have more than one DCA series in effect at any one time.

      A periodic transfer amount must be specified either in dollars, or percentage of accumulation, or numbers of accumulation units. The initial periodic transfer amount must be at least $100.

      No per-transfer charge will apply to dollar cost averaging.

      Changes in a DCA series must be made as described in section 67 and must comply with all restrictions described in this section.

      Dollar cost averaging is subject to all provisions applicable to transfers, except as otherwise provided in this section. We reserve the right to restrict the availability of DCA transfers to or from any new accounts that are added to your contract after the issue date of this contract. We reserve the right to suspend future DCA transfers with ninety days written notice to you.

                     PART H: TRANSFERS OF ANNUITY INCOME AND
                     SWITCHES BETWEEN INCOME CHANGE METHODS

52. TRANSFERS. You may exchange some or all of your annuity units payable from one investment account


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for annuity units payable from another investment account then offering unit-annuities under the same income change method. Transfers from each income change method within each investment account cannot be made more frequently than once per calendar quarter, and must consist of a periodic payment of at least $100 or the entire payment.

53. NO CHANGE IN INCOME CHOICES. The annuitant, second annuitant, income option, income change method, frequency of payments, and remaining guaranteed period of payments can not change as a result of a transfer of annuity income.

54. EFFECTIVE DATE OF A TRANSFER OF ANNUITY INCOME. You begin to participate in an account to which you transfer as of the end of the effective date of the transfer. The effective date of a transfer will be the end of the business day in which we receive your request in a form acceptable to us.

      You may defer the effective date until any valuation day following the day on which the above requirements are met. You cannot revoke any transfer after its effective date.

55. DATE OF CHANGE IN PAYMENTS AFTER A TRANSFER. Your payments will change when annuity units are revalued on the next appropriate payment valuation date that is on or after the transfer's effective date.

      Thus, if you transfer annuity units payable under the annual income change method, your payments will change when your payment is revalued on the following payment valuation date for the annual income change method (currently March 31 for unit-annuity payments due on and after the following May 1).

      If you transfer annuity units payable under the monthly income change method, your payments will change following the next payment valuation date for the monthly income change method (currently the twentieth day of each month, or the prior business day if the twentieth is not a business day).

56. CHANGE IN NUMBER OF ANNUITY UNITS PAYABLE AFTER A TRANSFER FROM AN INVESTMENT ACCOUNT. The number of annuity units payable under an income change method will be reduced by the number of annuity units you transfer out of that income change method under that investment account. The number of annuity units payable under an income change method from an investment account will be increased by any transfers you make to that income change method under that account.

57. SWITCHING BETWEEN INCOME CHANGE METHODS. A switch between income change methods is the exchange of annuity units payable under one income change method from an investment account, for annuity units payable under the other income change method from the same investment account. You may switch annuity units payable under this contract from one income change method to the other income change method under the same investment account, if both income change methods are then offered in that account.

58. EFFECTIVE DATE OF A SWITCH IN INCOME CHANGE METHODS. All switches between income change methods will be effective on the payment valuation date for the annual income change method, currently March 31. We must receive, in a form acceptable to us, your request for a switch on or before the end of the payment valuation date (or the last business day before the payment valuation date if it isn't a business day) in order for the switch to be effective on that date. You cannot revoke a switch after its effective date, but you can switch back to the original method on a subsequent payment valuation date for the annual income change method (currently March 31), unless prohibited as described in section 61.

      You begin to participate in the experience of the investment account under the income change method to which you switch annuity units as of the end of the effective date of the switch. Your unit-annuity payments will change when they are revalued on the next payment valuation date that is on or after the effective date of the switch. Thus, if you switch on a March 31 (the current effective date for all switches),


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your April 1 payment (if any) will not change due to the switch. Your May 1 payment (if any) will reflect the annuity units payable under each income change method after the switch.

59. CHANGE IN NUMBER OF ANNUITY UNITS PAYABLE AFTER A SWITCH IN INCOME CHANGE METHODS. The number of annuity units payable under an income change method from an investment account under your contract will be reduced by the number of annuity units you switch out of that income change method under that investment account. The number of annuity units payable under an income change method from an investment account under your contract will be increased by any switch you make to that income change method under that investment account.

                           PART I: GENERAL PROVISIONS

60. INSULATION OF SEPARATE ACCOUNT. TIAA-CREF Life owns the assets in separate account TIAA-CREF Life VA-1. To the extent permitted by law, the assets of the separate account will not be charged with liabilities arising out of any other business TIAA-CREF Life may conduct. All income, gains and losses, whether or not realized, of an investment account of the separate account will be credited to or charged against only that investment account without regard to TIAA-CREF Life's other income, gains or losses.

61. ADDITION OR DELETION OF AN INVESTMENT ACCOUNT, UNIT ANNUITIES FROM AN INVESTMENT ACCOUNT, OR INCOME CHANGE METHOD FOR UNIT ANNUITIES FROM AN INVESTMENT ACCOUNT. We may, as permitted by applicable law, add, combine, or delete investment accounts within the separate account. If you own accumulation units in an investment account that is deleted, you must transfer them to any other available investment account.

      We can add, delete or stop providing unit-annuities in any investment account. We can also start or stop providing unit-annuities payable under either the annual or monthly income change method from any current or future investment account. If you have annuity units payable from an investment account that is deleted or in which we stop providing unit-annuities, you must transfer them to another investment account that maintains annuity units.

      If you have annuity units payable under an income change method from an investment account and we stop providing that income change method, you must:

      A) switch those annuity units to the other income change method in the same investment account; or

      B) transfer them to another investment account then offering the same income change method.

If you do not tell us to transfer or switch your annuity units, we will switch them to the other income change method in the same investment account.

      In the event of deletion of the Money Market Account, a similar account will be made available and designated as its successor account. A similar designation will be made in the event of deletion of any successor account. The successor account will take the place of the Money Market Account for the purpose of all provisions in this contract that pertain to the Money Market Account.

      At any time, we can switch any annuity units payable under the annual income change method in any investment account to the monthly income change method.

      All elections and choices made in connection with an income option and in effect as of the date of any transfer or switch effected in accordance with this provision will remain in effect.

      Any changes as described in this section will be effected only after obtaining any approvals required by the New York Insurance Department.


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62. CHANGE OR SUBSTITUTION OF FUNDS. We may, as permitted by applicable law, change or substitute the funds whose shares are held by the investment accounts. Any such changes will be effected only after obtaining the approval of the New York Insurance Department.

63. REPORTS. At least once each year until the annuity starting date, we will provide you with a report for the calendar year just ended. It will provide a statement of the investments held in the separate account, and it will show the value of your contract accumulation, the death benefit, and for each investment account accumulation, the value of your accumulation, the number of your accumulation units, and the value of one accumulation unit.

64. NO LOANS. This contract does not provide for loans.

65. ASSIGNMENT. You may assign this contract prior to the annuity starting date. We assume no responsibility for the validity of any such assignment, nor will we be charged with notice of any assignment unless it is in writing and has been received by us. The rights of the owner, annuitant, any second annuitant, any beneficiary and any other person to receive benefits under this contract will be subject to the terms of any assignment. You should consult your tax advisor before making any assignment of your contract.

      This contract may not be assigned on or after the annuity starting date.

66. PROTECTION AGAINST CLAIMS OF CREDITORS. The benefits and rights accruing to you or any other person under this contract are exempt from the claims of creditors or legal process to the fullest extent permitted by law.

67. PROCEDURE FOR ELECTIONS AND CHANGES. You have to make any choice or change available under your contract in a form acceptable to us at our home office in New York, NY. If you send us a notice changing your beneficiaries or other persons named to receive payments, it will take effect as of the date it was signed even if you then die before the notice actually reaches us. Any other notice will take effect as of the date we receive it. If we take any action in good faith before receiving the notice, we will not be subject to liability even if our acts were contrary to what you told us in the notice.

68. PAYMENT TO AN ESTATE, GUARDIAN, TRUSTEE, ETC. TIAA-CREF Life will not be responsible for the acts or neglects of any executor, trustee, guardian, or other third party receiving payments under your contract. If you designate a trustee of a trust as beneficiary, we are not obliged to ask about the terms of the underlying trust or any will. If death benefits become payable to the designated trustee of a testamentary trust, but:

      A) no qualified trustee makes claim for the benefits within nine months after your death; or

      B) evidence satisfactory to us is presented at any time within such nine-month period that no trustee can qualify to receive the benefits due,

payment will be made to the successor beneficiaries, if any are designated and survive you; otherwise payment will be made to the executors or administrators of the owner's estate.

      If benefits become payable to an inter-vivos trustee, but the trust is not in effect or there is no qualified trustee, payment will be made to the successor beneficiaries, if any are designated and survive you; otherwise payment will be made to the executors or administrators of the owner's estate.

      Payment to any trustee or estate as provided for above shall fully satisfy TIAA-CREF Life's payment obligations under this contract to the extent of such payment.

69. INVESTMENT COMPANY ACT OF 1940. The separate account is a unit-investment trust that is a registered investment company under the Investment Company Act of 1940. However, we may operate the separate


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TCL-LVS1                                                                 Page 17
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account using any other form permitted under the Act. Also, we may deregister the separate account under the Act, subject to compliance with applicable law.

70. SERVICE OF PROCESS UPON TIAA-CREF LIFE. We will accept service of process in any action or suit against us on this contract in any court of competent jurisdiction in the United States or Puerto Rico provided such process is properly made. We will also accept such process sent to us by registered mail if the plaintiff is a resident of the state, district or territory in which the action or suit is brought. This section does not waive any of our rights, including the right to remove such action or suit to another court.

71. BENEFITS BASED ON INCORRECT AGE. If the amount of benefits is determined by data as to a person's age that is incorrect, benefits will be recalculated based on the correct age. Any amounts underpaid by us based on the incorrect data will be paid at the time the correction is made. Any amounts overpaid by us based on the incorrect data will be charged against the payments due after the correction is made. Any amounts so paid or charged will include compound interest at the effective rate of 6% per year.

72. PROOF OF SURVIVAL. For any benefit that requires that the owner, annuitant, any second annuitant, any beneficiary and/or any other person named to receive benefits be alive on the date any benefit payment is due under the terms of this contract, we may require satisfactory proof that such person or persons are alive. If this proof is not received after it has been requested in writing, we will have the right to make reduced payments or to withhold payments entirely until such proof is received. If under a two-life annuity we have overpaid benefits because of a death of which we were not notified, subsequent payments will be reduced or withheld until the amount of the overpayment, plus compound interest at the rate of 6% per year, has been recovered.

73. COMPLIANCE WITH LAWS AND REGULATIONS. We will administer the contract to comply with all applicable laws and regulations pertaining to annuities and the terms and conditions of the contract. You cannot elect any benefit or exercise any right under your contract if the election of that benefit or exercise of that right is prohibited under an applicable state or federal law or regulation. We will withhold and forward to tax authorities any amounts required by law.

74. RIGHT TO AMEND. We reserve the right to change this contract from time to time in order to comply with applicable federal and state laws on annuities. If we make such a change, we will do so for all contracts written on this form and delivered in the same state this contract was delivered.

75. CORRESPONDENCE AND REQUESTS FOR BENEFITS. No notice, application, form, or request for benefits will be deemed to be received by us unless it is received at our home office in New York, NY. All benefits are payable at our home office in New York, NY. Any questions about your contract or inquiries about our services should be directed to us at our home office address: TIAA-CREF Life, 730 Third Avenue, New York, NY 10017-3206.

                              PART J: RATE SCHEDULE

76. ANNUITY PURCHASE RATES. The annuity purchase rates applicable to accumulations under this contract will be computed on this basis:

      (1)   a deduction for any premium taxes incurred by us for your contract;

      (2)   an assumed net annual rate of investment return of 4%; and

      (3) mortality according to the Annuity 2000 Mortality Table (TIAA Merged Gender Mod E).


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      The initial amount of income may be higher than the amounts guaranteed by this rate schedule.

      The assumed net annual rate of investment return of 4% applies to the first payment made. Subsequent payment amounts may increase or decrease depending on the net investment return of the investment accounts.

77. SURRENDER CHARGE RATE. No surrender charge will be assessed against withdrawals.

78. MAINTENANCE CHARGE RATE. The maintenance charge assessed if your contract accumulation is less than $25,000, as described in section 33, is $25.

79. PER-TRANSFER CHARGE RATE. The per-transfer charge for transfers after the first 24 in any contract year, as described in section 47, is $25.


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TCL-LVS1                                                                 Page 19
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                              INITIAL PAYMENT TABLE

                INITIAL ANNUAL AMOUNT OF INCOME BENEFITS UNDER A
                ONE-LIFE ANNUITY WITH TEN-YEAR GUARANTEED PERIOD
                     PROVIDED BY AN ACCUMULATION OF $10,000
             (AFTER ANY APPLICABLE PREMIUM TAXES HAVE BEEN DEDUCTED)
              One-twelfth of the amount shown is payable each month

              Initial                  Initial                  Initial
               Annual                  Annual                   Annual
Adjusted     Amount of    Adjusted    Amount of   Adjusted     Amount of
Age When      Monthly     Age When     Monthly    Age When      Monthly
Payments      Benefit     Payments     Benefit    Payments      Benefit
  Begin      Payments       Begin     Payments      Begin      Payments
  -----      --------       -----     --------      -----      --------
   40         $442.44        57        $496.64        74        $620.99
   41         $444.54        58        $501.44        75        $632.34
   42         $446.74        59        $506.47        76        $644.32
   43         $449.04        60        $511.75        77        $656.95
   44         $451.46        61        $517.27        78        $670.27
   45         $454.00        62        $523.06        79        $684.29
   46         $456.66        63        $529.14        80        $699.03
   47         $459.46        64        $535.51        81        $714.51
   48         $462.41        65        $542.21        82        $730.73
   49         $465.50        66        $549.25        83        $747.70
   50         $468.76        67        $556.65        84        $765.42
   51         $472.18        68        $564.45        85        $783.88
   52         $475.78        69        $572.66        86        $803.05
   53         $479.56        70        $581.31        87        $822.89
   54         $483.53        71        $590.44        88        $843.35
   55         $487.70        72        $600.08        89        $864.36
   56         $492.06        73        $610.25        90        $885.83

The initial yearly payments shown above are those that result from the application of an accumulation of $10,000 to the specified income option when the annuitant has attained an adjusted age as shown, but has not passed the date on which that adjusted age was attained by as much as one month. The annuitant's adjusted age equals the annuitant's actual age minus three months for each completed year between January 1, 2000 and the annuity starting date. All ages used in computing payments are calculated in completed years and months. Initial payments at ages other than those shown, and under other income options, are computed on the basis stated in the rate schedule. For accumulations other than $10,000, initial payments will be proportionate.

Payments subsequent to the initial payment are subject to change depending on the investment performance of the funds underlying the investment accounts and the income change method chosen.

                 NONQUALIFIED FLEXIBLE PREMIUM DEFERRED ANNUITY
                   VARIABLE ACCUMULATIONS AND INCOME BENEFITS
                                NONPARTICIPATING


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TCL-LVS1                                                                 Page 20